Exhibit 23.1
                        Consent of Independent Auditors



The Board of Directors and Stockholders of
Point West Capital Corporation:


We consent to incorporation by reference in the registration statement Nos. 333-21825 and 333-21827 on Form S-8 of Point West Capital Corporation of our report dated February 26, 1998, relating to the consolidated balance sheets of Point West Capital Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Point West Capital Corporation.

                                                /s/KPMG Peat Marwick LLP


March 24, 1998